MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3 OF ASGI AGILITY INCOME FUND
 (THE "FUND")

      This Multiple Class Plan (the "Plan") is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of the Fund.

A. GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
      Prior to the adoption of the Plan, the Fund offered only a single class of shares. As of the effective date of the Plan set forth below, the Fund offers two (2) classes of its shares ("Shares"): Class A Shares and Class I Shares. All Fund shares outstanding as of the effective date of the Plan are hereby redesignated as Class I Shares as of such effective date. Distribution fees and/or service fees for each class of Shares shall be calculated and paid in accordance with the terms of the then-effective plan, if any, pursuant to Rule 12b-1 under the 1940 Act of the applicable class. A general description of the fees applicable to each class of Shares is set forth below.

1. Class A Shares. Class A Shares of the Fund are offered subject to a placement fee of up to 2.00%. Class
A Shares of the Fund are subject to an annual distribution and/or service fee in accordance with the then-effective plan adopted pursuant to Rule 12b-1 under the 1940 Act for Class A Shares.

2. Class I Shares. Class I Shares of the Fund are offered without the imposition of a placement fee. Class
I Shares of the Fund are not subject to an annual distribution and/or service fee.

B. EXPENSE ALLOCATION OF EACH CLASS:
      Certain expenses may be attributable to a particular Class of Shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding Shares of that Class.
      In addition to any distribution and/or service fees, administrative fees, or accounting and other services fees described in the Fund's Private Placement Memorandum (the "Memorandum"), each Class may, by action of the Board of Trustees of the Fund (each individual member thereof, a "Trustee" and collectively, the "Board") or its delegate, also pay a different amount of the following expenses:

(1) legal, printing and postage expenses related to preparing and distributing to current shareholders ("Shareholders") of a specific
Class materials such as Shareholder reports and proxies;

(2) Blue Sky fees incurred by a specific Class;

(3) SEC registration fees incurred by a specific
Class;

(4) expenses of administrative personnel and services required to support the Shareholders of a specific Class;

(5) Trustees' fees incurred as a result of issues relating to a specific Class;

(6) Auditors' fees, litigation expenses, and other legal fees and expenses relating to a specific
Class;

(7) incremental transfer agent fees and Shareholder servicing expenses identified as being attributable to a specific Class;

(8) account expenses relating solely to a specific
Class;

(9) expenses incurred in connection with any Shareholder meetings as a result of issues relating to a specific Class; and

(10) any such other expenses actually incurred in a different amount by a Class or related to a Class' receipt of services of a different kind or to a different degree than another Class.
      Any Fund income, gain, loss and expenses not allocated to specific Classes as described above shall be charged to the Fund and allocated to each Class of the Fund in a manner consistent with Rule 18f-3(c)(1)(iii) under the 1940 Act.

C. VOTING RIGHTS:
      Each Class of Shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to Shareholders in which the Shares of one Class differ from the Shares of any other Class.

D. CLASS DESIGNATION:
      Subject to approval by the Board, the Fund may alter the nomenclature for the designations of one or more of its Classes of Shares.

E. DATE OF EFFECTIVENESS:
      This Multiple Class Plan is effective on November 2, 2011, provided that this Plan shall not become effective with respect to the Fund unless such action has first been approved by the vote of a majority of the Trustees and by vote of a majority of those Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Trustees").

F. AMENDMENT OF PLAN:
      Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees, including a majority of the Independent Trustees, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each Class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine. No vote of Shareholders shall be required for such amendment to the Plan.

G. SEVERABILITY:
      If any provision of this Plan is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

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